Exhibit 99.1

Bank of Florida Expands Into Bonita Springs at Coconut Point

          NAPLES, Fla., March 30 /PRNewswire-FirstCall/ -- Bank of Florida expands into the rapidly growing market of Bonita Springs with the opening on Monday, April 3, 2006 of a full-service banking facility located at Coconut Point off Highway US 41 at 23471 Walden Center Drive.

          Bank of Florida will occupy the first floor of the new facility with nearly 4,000 square feet of operating space. The new location features a unique floor plan with a special twist on the traditional teller station. Clients will be warmly greeted by a private banker when entering the branch, and transactions, including deposits, will be conducted from the comfort of a private banking desk. This approach will promote personal client relationships and provide one-on-one security and privacy for financial transactions.

          “Our new Bonita Springs location will allow us to better serve our existing clients as well as build new financial relationships in Bonita Springs and Estero,” said Bank of Florida-Southwest President and CEO, Jim Goehler. “We will also expand our reach into the South Fort Myers market through our Door-to-Door Banker service, which allows clients the ability to transact business from the comfort of their office. From the initial account opening to picking up daily transaction activities, our experienced bankers can serve our customers remotely or from one of our convenient locations in Naples and Bonita Springs.”

          The new banking center will be led by Vice President, Branch Manager, Jeanne Burmeister, a 25-year banking veteran. Her team, consisting of Paul Budnick, Rose Courtois, Mikey Dorsey, Michael Giusto and Stephanie Randazzo, has an additional 30 years of combined financial experience.

          Additional team members who will serve the commercial and residential lending needs for North Collier and Lee Counties include Brennan Noall, Senior Vice President of Commercial Lending, and Doug Rushing, Vice President of Mortgage Lending. Our affiliate, Bank of Florida Trust Company, will also provide full-service trust, investment management, and family office services.

          The hours of operation for the Bonita Springs lobby are 9:00 AM - 4:00 PM Monday through Thursday and 9:00 AM - 5:30 PM on Friday. This location features a full-service Drive-Thru open 8:30 AM - 4:30 PM Monday through Thursday, 8:30 AM - 5:30 PM on Friday and a 24/7 Drive-up ATM.

          Bank of Florida’s holding company, Bancshares of Florida, Inc., is headquartered in Naples with locations in Broward, Collier, Hillsborough and Palm Beach Counties. In addition to the new Bonita Springs location in Lee County, the company plans to open a location in Miami-Dade County in late Spring 2006.

          Bancshares of Florida, Inc. (Nasdaq: BOFL) (Newspaper listing: BcshFla) is a $569.8 million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida-Southwest and Bank of Florida Trust Company, both based in Naples; Bank of Florida, Fort Lauderdale; and Bank of Florida-Tampa Bay. Investor information may be found on the company’s web site, http://www.bankofflorida.com , by clicking on the “Investor Relations” tab.

          For More Information Contact:
          Sara Dewberry, Vice President of Marketing, Bancshares of Florida, Inc.,
          239-254-2100

SOURCE  Bancshares of Florida
    -0-                             03/30/2006
    /CONTACT:  Sara Dewberry, Vice President of Marketing, Bancshares of
Florida, Inc., +1-239-254-2100/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20030425/BANCSHARESLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.bankofflorida.com /
    (BOFL)